--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934




       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): SEPTEMBER 30, 2002



                             TXU US HOLDINGS COMPANY
                      (for Oncor Electric Delivery Company)

             (Exact Name of Registrant as Specified in its Charter)



       TEXAS                        1-11668                  75-1837355
  (State or Other                 (Commission             (I.R.S. Employer
  Jurisdiction of                 File Number)           Identification No.)
   Incorporation)



         ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201-3411 (Address of Principal Executive Offices, Including Zip Code)


     REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE - (214) 812-4600


--------------------------------------------------------------------------------

TABLE OF CONTENTS

                                                                                                       PAGE
                                                                                                       ----
Item 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.............................................           1

         ONCOR ELECTRIC DELIVERY COMPANY FINANCIAL INFORMATION

         Condensed Statements of Consolidated Income and Comprehensive Income -
         Three and Nine Months Ended September 30, 2002 and 2001...............................           2

         Condensed Statements of Consolidated Cash Flows -
         Nine Months Ended September 30, 2002 and 2001.........................................           3

         Condensed Consolidated Balance Sheets - September 30, 2002 and
          December 31, 2001....................................................................           4

         Notes to Financial Statements.........................................................           5

         Management's Discussion and Analysis of Financial Condition
         and Results of Operations.............................................................           13

         Controls and Procedures...............................................................           23

Item 7.  FINANCIAL STATEMENTS AND EXHIBITS.....................................................           23

SIGNATURE......................................................................................           24

CERTIFICATIONS.................................................................................           25


                                       (i)

Item 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

ONCOR ELECTRIC DELIVERY COMPANY

      TXU US Holdings Company (US Holdings), formerly TXU Electric Company, is providing the following quarterly financial information and management's discussion and analysis of financial condition and results of operations to meet the ongoing needs of customers, counterparties and others for financial information concerning its regulated transmission and distribution business, Oncor Electric Delivery Company (Oncor). Oncor was created as a result of the restructuring of the electric utility industry in Texas, which took effect on January 1, 2002. Effective January 1, 2002, the regulated transmission and distribution businesses of US Holdings and TXU SESCO Company were transferred to Oncor, and the power generation and certain retail operations of US Holdings were transferred to TXU Energy Company LLC (TXU Energy), an unregulated entity. Both Oncor and TXU Energy are wholly-owned subsidiaries of US Holdings, which is a wholly-owned subsidiary of TXU Corp.

      The combined balance sheets of Oncor as of December 31, 2001 and 2000, the related statements of combined income, comprehensive income and cash flows for each of the three years in the period ended December 31, 2001 and notes to these financial statements were included in the US Holdings Current Report on Form 8-K filed April 17, 2002 for Oncor (the April 17, 2002 Oncor Form 8-K.) The management's discussion and analysis of financial condition and results of operations for the years ended December 31, 2001, 2000 and 1999 was included in the US Holdings Current Report on Form 8-K filed May 29, 2002 for Oncor (the May 29, 2002 Oncor Form 8-K.)

      Had Oncor actually existed as a separate entity prior to January 1, 2002, its results of operations and financial position could have differed materially from those included in the following financial statements for periods prior to January 1, 2002. In addition, future results of Oncor's operations and financial position could differ materially from the historical results presented herein.

FORWARD-LOOKING STATEMENTS

      This report and other presentations made by US Holdings contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although US Holdings believes that in making such statements its expectations are based on reasonable assumptions, any such statement involves uncertainties and is qualified in its entirety by reference to factors contained in the Forward-Looking Statements section of Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in US Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (2001 Form 10-K), as well as: general industry trends; implementation of the 1999 Texas electricity deregulation legislation and other legislation; power availability; changes in business strategy, development plans or vendor relationships; unanticipated changes in operating expenses and capital expenditures; legal and administrative proceedings and settlements; availability of qualified personnel; changes in, or the failure or inability to comply with, governmental regulations, including, without limitation, environmental regulations; changes in tax laws; implementation of new accounting standards; commercial paper market and global financial and credit market conditions; credit rating agency actions; and access to adequate transmission facilities to meet changing demands; among others, that could cause the actual results of US Holdings or Oncor to differ materially from those projected in such forward-looking statements.

      Any forward-looking statement speaks only as of the date on which such statement is made, and US Holdings undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for US Holdings to predict all of such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

                         ONCOR ELECTRIC DELIVERY COMPANY
                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                                   (Unaudited)


                                                                  Three Months Ended     Nine Months Ended
                                                                     September 30,         September 30,
                                                                  ------------------     -----------------
                                                                     2002      2001         2002     2001
                                                                     ----      ----         ----     ----
                                                                                Millions of Dollars

     Operating revenues.......................................     $  557    $  650       $1,551    $1,655
                                                                   ------    ------       ------    ------

     Operating expenses
        Operation and maintenance.............................        193       204          560       606
        Depreciation and amortization.........................         65        60          196       178
        Income taxes..........................................         47        65          109        94
        Taxes other than income...............................         97       139          284       388
                                                                   ------    ------       ------    ------
          Total operating expenses............................        402       468        1,149     1,266
                                                                   ------    ------       ------    ------

     Operating income.........................................        155       182          402       389

     Interest income - affiliates.............................         11         -           34         -

     Other income.............................................          -         1            2         4

     Other deductions.........................................          1         2            4         5

     Nonoperating income taxes................................          3         -            9         -

     Interest expense and other charges.......................         66        69          193       212
                                                                   ------    ------       ------    ------

     Net income...............................................     $   96    $  112       $  232    $  176
                                                                   ======    ======       ======    ======




                     CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME
                                           (Unaudited)


                                                                  Three Months Ended     Nine Months Ended
                                                                     September 30,         September 30,
                                                                   ----------------      -----------------
                                                                      2002     2001         2002     2001
                                                                      ----     ----         ----     ----
                                                                                 Millions of Dollars

     Net income...............................................     $   96     $ 112        $ 232     $ 176
                                                                   ------     -----        -----     -----

     Other comprehensive income (loss) -
       Net change during period, net of tax effect:
         Cash flow hedges:
           Net change in fair value of derivatives
            (net of tax benefit of $ -, $ -, $14, and $ -)              -         -          (25)        -
                                                                   ------    ------       ------    ------
            Total.............................................          -         -          (25)        -
                                                                   ------    ------       ------    ------

     Comprehensive income.....................................     $   96    $  112       $  207    $  176
                                                                   ======    ======       ======    ======


    See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                 CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
                                   (Unaudited)


                                                                                             Nine Months Ended
                                                                                                September 30,
                                                                                            -------------------
                                                                                            2002          2001
                                                                                            ----          ----

     Cash flows - operating activities
        Net income................................................................        $   232       $  176
        Adjustments to reconcile net income to cash provided by operating activities:
          Depreciation and amortization...........................................            216          193
          Deferred income taxes and investment tax credits - net..................            125          (23)
        Changes in operating assets and liabilities...............................           (511)         122
                                                                                          -------       ------
               Cash provided by operating activities..............................             62          468
                                                                                          -------       ------

     Cash flows - financing activities
        Issuances of long-term debt...............................................          2,200          400
        Retirements/repurchases of debt...........................................           (580)        (175)
        Repurchase of common stock................................................           (100)        (239)
        Net issuances of commercial paper.........................................            103            -
        Net change in advances from affiliates....................................         (1,245)          34
        Debt premium, discount, financing and reacquisition expense...............            (42)          (4)
                                                                                          -------       ------
               Cash provided by financing activities..............................            336           16
                                                                                          -------       ------

     Cash flows - investing activities
        Capital expenditures......................................................           (389)        (497)
        Other ....................................................................            (43)          12
                                                                                          -------       ------
              Cash used in investing activities...................................           (432)        (485)
                                                                                          -------       ------

     Net change in cash and cash equivalents......................................            (34)          (1)

     Cash and cash equivalents - beginning balance................................             35           22
                                                                                          -------       ------
     Cash and cash equivalents - ending balance...................................        $     1       $   21
                                                                                          =======       ======

See Notes to Financial Statements.
                                       3

                         ONCOR ELECTRIC DELIVERY COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                                                                                         September 30,  December 31,
                                                                                              2002          2001
                                                                                          -----------   -----------
                                                                                            Millions of Dollars
                             ASSETS

   Current assets
     Cash and cash equivalents.........................................................     $   1           $   35
     Accounts receivable
       Affiliates......................................................................       277                -
       Trade...........................................................................        69              131
     Materials and supplies inventories - at average cost..............................        39               38
     Due from TXU Energy...............................................................       197              170
     Other current assets..............................................................        58               36
                                                                                            -----           ------
         Total current assets..........................................................       641              410

     Investments.......................................................................        54               54
     Property, plant and equipment - net...............................................     6,003            5,802
     Due from TXU Energy...............................................................       457              617
     Regulatory assets - net...........................................................     1,757            1,605
     Deferred debits and other assets..................................................        36                7
                                                                                            -----           ------
         Total assets..................................................................    $8,948           $8,495
                                                                                            ======          ======

                      LIABILITIES AND SHAREHOLDER'S EQUITY

   Current liabilities
     Notes payable - commercial paper..................................................     $ 103           $    -
     Long-term debt due currently......................................................       722              370
     Advances from affiliates..........................................................        30              108
     Accounts payable
       Affiliates......................................................................         -               43
       Trade...........................................................................        36               50
     Customer deposits.................................................................         2               81
     Taxes accrued.....................................................................       140              170
     Accrued interest..................................................................        75               54
     Other current liabilities.........................................................        83              130
                                                                                            -----           ------
         Total current liabilities.....................................................     1,191            1,006

   Accumulated deferred income taxes...................................................     1,317            1,204
   Investment tax credits.............................................................         75               79
   Other deferred credits and noncurrent liabilities...................................       216              223
   Long-term debt, less amounts due currently..........................................     3,341            3,282

   Contingencies (Note 6)

   Shareholder's equity (Note 4).......................................................     2,808            2,701
                                                                                            -----           ------

       Total liabilities and shareholder's equity......................................    $8,948           $8,495
                                                                                            ======          ======

   See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

1.    BUSINESS

      Oncor Electric Delivery Company (Oncor) was formed as a Texas corporation in the fourth quarter of 2001, originally as TXU Electric Delivery Company, and was renamed effective January 17, 2002. Oncor was created as a result of the restructuring of the electric utility industry in Texas, which became effective January 1, 2002. Oncor consists of the regulated electric transmission and distribution (T&D) businesses transferred from TXU US Holdings Company (US Holdings), formerly TXU Electric Company, and TXU SESCO Company (TXU SESCO) effective January 1, 2002. Oncor is a wholly-owned subsidiary of US Holdings, which is a wholly-owned subsidiary of TXU Corp.

      Oncor is a regulated utility engaged in the transmission and distribution of electric energy in the north-central, eastern and western parts of Texas. Oncor's transmission customers consist of municipalities, electric cooperatives and other distribution companies. Oncor's distribution customers consist of approximately 35 retail electric providers (REPs) in Oncor's certificated service area, including a subsidiary REP of TXU Energy Company LLC (TXU Energy), which is another wholly-owned subsidiary of US Holdings. Revenues from TXU Energy represent the substantial majority of Oncor's revenues. Oncor is managed as a single, integrated electric delivery business; consequently, there are no separate reportable business segments.

      Business Restructuring - Legislation was passed during the 1999 session of the Texas Legislature that restructured the electric utility industry in Texas (1999 Restructuring Legislation). As a result, TXU Corp. restructured certain of its businesses as of January 1, 2002. In order to satisfy its obligations to unbundle its business pursuant to the 1999 Restructuring Legislation and consistent with its business separation plan as approved by the Public Utility Commission of Texas (Commission), as of January 1, 2002, US Holdings transferred:

o    its electric T&D assets to Oncor;

o    its unregulated power generation assets to subsidiaries of TXU Energy; and

o    its retail customers to an unregulated subsidiary REP of TXU Energy.

      Also, on January 1, 2002 the T&D assets of TXU SESCO, a subsidiary of TXU Corp., were transferred to Oncor.

      The relationships of the entities affected by the restructuring and their rights and obligations with respect to their collective assets and liabilities are contractually described in a master separation agreement executed in December 2001 (Business Separation Agreement).

2.    SIGNIFICANT ACCOUNTING POLICIES

      Basis of Presentation - The T&D operations that were combined to form Oncor were part of fully integrated public utility businesses of subsidiaries of TXU Corp., under common ownership and control for the periods presented prior to January 1, 2002. The financial statements of Oncor as of December 31, 2001 and for the three and nine months ended September 30, 2001 present the financial position, results of operations and cash flows of the combined T&D operations of US Holdings and TXU SESCO. The financial statements for periods subsequent to January 1, 2002 present Oncor's actual operating results. Effective January 1, 2002, in connection with the transfer of US Holdings' retail customers to an unregulated subsidiary REP of TXU Energy, certain assets and liabilities relating to the retail function, which had been previously integrated with Oncor's regulated operations, were transferred from Oncor to TXU Energy.

      The prior year financial information for Oncor includes information derived from the historical financial statements of US Holdings. Reasonable allocation methodologies were used to unbundle the financial statements of US Holdings between its power generation and T&D operations. Allocation of revenues reflected consideration of return on invested capital, which continues to be regulated for the T&D operations. US Holdings maintained expense accounts for each of its component operations. Costs of energy and expenses related to operations and maintenance and depreciation and amortization, as well as assets, such as property, plant and equipment, materials and supplies and fuel, were specifically identified by component operation and disaggregated. Various allocation methodologies were used to disaggregate revenues, common expenses, assets and liabilities between US Holdings' power generation and T&D operations. Interest and other financing costs were determined based upon debt allocated. Had the unbundled T&D operations of US Holdings actually existed as a separate entity, its results of operations could have differed materially from those included in the historical financial statements presented herein.

      The condensed consolidated financial statements of Oncor have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with US GAAP have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations for an interim period may not give a true indication of results for the full year. Certain previously reported amounts have been reclassified to conform to current classifications. All intercompany items and transactions between the combined companies have been eliminated. All dollar amounts in the financial statements and notes to financial statements are stated in millions of US dollars unless otherwise indicated.

      Revenue Recognition -- Electric T&D fees are recognized when services are provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the value of electricity delivery fees from the meter reading date to the end of the period.

      Income Taxes - Oncor is included in the consolidated federal income tax return of TXU Corp. and its subsidiary companies. Oncor uses the separate return method to compute its income tax provision. Because of the alternative minimum tax (AMT), differences may arise between the consolidated federal income tax liability of TXU Corp. and the aggregated separate tax liability of the group members. In instances where this occurs, the difference is allocated pro-rata to those companies that generated AMT on a separate company basis.

      Changes in Accounting Standards - Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," became effective on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting units based upon the current fair value of the reporting units, and the discontinuance of goodwill amortization. The amortization of Oncor's existing goodwill ($0.8 million annually) ceased effective January 1, 2002.

      In addition, SFAS No. 142 required completion of a transitional goodwill impairment test within six months from the date of adoption. It established a new method of testing goodwill for impairment on an annual basis, or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. Oncor completed the transitional impairment test in the second quarter of 2002, the results of which indicated no impairment of goodwill. If goodwill amortization had ceased effective January 1, 2001, there would not have been a material effect on net income for the three or nine month periods ended September 30, 2001. The annual test for impairment will be made as of October 1 each year.

      SFAS No. 143, "Accounting for Asset Retirement Obligations," will be effective on January 1, 2003. SFAS No. 143 requires the recognition of a fair value liability for any retirement obligation associated with long-lived assets. SFAS No. 143 also requires additional disclosures. Oncor will conform its accounting for asset retirement obligations to the new standard effective with 2003 reporting.

      SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," became effective on January 1, 2002. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," for long-lived assets to be disposed of by sale, resolves significant implementation issues related to SFAS No. 121 and establishes new rules for reporting of discontinued operations. The adoption of SFAS No. 144 by Oncor has not affected its financial position or results of operations.

      SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," was issued in April 2002 and will be effective on January 1, 2003. One of the provisions of this statement is the rescission of SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt." Any gain or loss on the early extinguishment of debt that was classified as an extraordinary item in prior periods in accordance with SFAS No. 4 will be reclassified if it does not meet the criteria of an extraordinary item as defined by Accounting Principles Board Opinion 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions."

      SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," was issued in June 2002 and will be effective on January 1, 2003. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized only when the liability is incurred and measured initially at fair value.

       For accounting standards not yet adopted or implemented, Oncor is evaluating the potential impact on its financial position and results of operations.

3.       FINANCING ARRANGEMENTS

      Credit Facilities - TXU Corp., US Holdings, Oncor and TXU Energy had credit facilities (some of which provide for long-term borrowings) available as follows:


                                                                                                 Credit Facilities
                                                                                 ----------------------------------------------
                                                                                 At September 30, 2002    At November 5, 2002(a)
                                                                                 ---------------------    ---------------------
                                                          Authorized        Facility  Letters of   Cash     Letters of   Cash
  Facility                              Expiration Date    Borrowers         Limit      Credit   Borrowings   Credit   Borrowings
-------------                           ---------------  -----------        -------   ---------- ---------- ---------- ----------
                                                                                               (Millions of Dollars)

364-Day Revolving Credit Facility.      April 2003       US Holdings, TXU
                                                          Energy, Oncor     $ 1,000     $  81     $    -      $  88     $ 912
Five-Year Revolving Credit
  Facility(b).....................      February 2005    US Holdings          1,400       462          -        461       939
Three-Year Revolving Credit Facility    May 2005         TXU Corp.              500         -        350          -       500
Standby Liquidity Facility........      November 2002    US Holdings            400         -          -          -       400
Standby Liquidity Facility........      November 2002    US Holdings,
                                                         TXU Energy,
                                                         Oncor                  400         -          -          -       400
                                                                            -------     -----    -------      -----    ------
      Total (c)...................                                          $ 3,700     $ 543     $  350      $ 549    $3,151
                                                                            =======     =====     ======      =====    ======

(a) On October 15, 2002, US Holdings and TXU Energy borrowed approximately $2.6 billion in cash against their available credit facilities, none of which is an obligation of Oncor. These funds and other available cash will be used, in part, to repay outstanding commercial paper.
(b) In February 2002, TXU Gas was removed as a borrower under this facility. TXU Corp. was removed as a borrower under this facility effective July 31, 2002.
(c) Supported commercial paper borrowings.

      On October 30, 2002, Oncor entered into a commitment for a secured credit facility of up to $1 billion. The facility is intended to fund interim refinancings of approximately $700 million of maturing secured debt should market conditions not support a timely, cost effective refinancing. The balance will be available for general corporate purposes at Oncor.

      In July 2002, US Holdings entered into the $400 million Standby Liquidity Facility that terminates no later than November 30, 2002. In August 2002, US Holdings, TXU Energy and Oncor entered into the joint $400 million Standby Liquidity Facility that also expires November 30, 2002. Borrowings of $800 million against those facilities are expected to be repaid no later than the expiration date.

      In May 2002, TXU Corp. entered into the $500 million three-year revolving credit facility with a group of banks that terminates May 1, 2005. This facility will be used for working capital and general corporate purposes.

      In April 2002, US Holdings, TXU Energy and Oncor entered into the joint $1.0 billion 364-day revolving credit facility with a group of banks that terminates in April 2003 but can be extended for one year. This facility is used for working capital and general corporate purposes. Up to $1.0 billion of letters of credit may be issued under the facility. This facility and the $500 million three-year revolving credit facility described above replaced the TXU Corp. and US Holdings $1.4 billion 364-day revolving credit facility that expired in April 2002.

      In the second quarter of 2002, each of Oncor and TXU Energy began issuing commercial paper to fund its short-term liquidity requirements. The commercial paper programs allow each of Oncor and TXU Energy to issue up to $1.0 billion and $2.4 billion of commercial paper, respectively. At September 30, 2002, each of the credit facilities listed above provided back-up for outstanding commercial paper under the Oncor and TXU Energy programs. The TXU Corp. commercial paper program was discontinued in July 2002, and at that time, TXU Corp. was removed as a borrower under the $1.4 billion Five-Year Revolving Credit Facility. As of September 30, 2002, total outstanding commercial paper under these programs was $1,082 million of which Oncor's portion was $103 million. Because of liquidity concerns in the US financial markets, commercial paper markets became inaccessible. Existing borrowings under the program are being repaid upon maturity. Commercial paper borrowings are expected to resume as market concerns regarding the liquidity of TXU Corp. and its subsidiaries are mitigated.

      All of the credit facilities discussed above, with the exception of the Oncor commitment dated October 30, 2002, are included in the credit facilities table above.

      Oncor is also provided short-term financing by TXU Corp. and its affiliated companies. Oncor had short-term advances from affiliates of $30 million and $108 million outstanding as of September 30, 2002 and December 31, 2001, respectively.

      Long-Term Debt - In August 2002, Oncor issued $1.0 billion aggregate principal amount of unsecured debentures in two series in a private placement with registration rights. One series of $200 million is due September 1, 2007 and bears interest at the rate of 5%, and the other series of $800 million is due September 1, 2022 and bears interest at the rate of 7%. Proceeds from the issuance were used by Oncor to repay advances from affiliates and commercial paper.

      In August 2002, Oncor redeemed all of its 8.5% First Mortgage Bonds due August 1, 2024 and all of its 8.875% First Mortgage Bonds due February 1, 2022, in aggregate principal amounts of $115 million and $112 million, respectively. In June 2002, Oncor redeemed all of its 8% First Mortgage Bonds due June 1, 2002 in the aggregate principal amount of $147 million and in February 2002, Oncor redeemed all of its 8.125% First Mortgage Bonds due February 1, 2002 in the aggregate principal amount of $150 million. Oncor funded the redemptions through the issuance of commercial paper, advances from affiliates and cash from operations.

      In May 2002, Oncor issued $1.2 billion aggregate principal amount of senior secured notes in two series in a private placement with registration rights. One series of $700 million is due May 1, 2012 and bears interest at the annual rate of 6.375%, and the other series of $500 million is due May 1, 2032 and bears interest at the annual rate of 7%. Each series is initially secured by an equal principal amount of Oncor's first mortgage bonds; however, the lien of those bonds may be released in certain circumstances. Proceeds from the issuance were used by Oncor to repay long-term advances from US Holdings. In March and April 2002, Oncor entered into a series of forward interest rate swaps with a group of banks to effectively fix the annual interest rates prior to the issuance of these notes. As a result of the forward interest rate swaps, the effective annual rates of interest on the senior secured notes due in 2012 and 2032 are fixed at 6.65% and 7.26%, respectively. (See Note 7.)

      As of September 30, 2002, the aggregate secured long-term debt of Oncor consisted of $3.1 billion of first mortgage bonds and senior secured notes that are secured by a lien on substantially all of its tangible electric T&D property. US Holdings remains obligated on Oncor's first mortgage bonds. None of the long-term debt obligations of TXU Corp. or US Holdings are guaranteed or secured by Oncor.

      Sale of Receivables -- Certain subsidiaries of TXU Corp. sell customer accounts receivable to TXU Receivables Company, a wholly-owned bankruptcy remote indirect subsidiary of TXU Corp., which sells undivided interests in accounts receivable it purchases to financial institutions. As of January 1, 2002, TXU Energy Retail Company LP, TXU SESCO Energy Services Company, Oncor and TXU Gas Company are qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. As of September 30, 2002, Oncor had sold $67 million face amount of receivables to TXU Receivables Company under the program in exchange for cash of $32 million and $34 million in subordinated notes, with $1 million of losses on sales for the nine months ended September 30, 2002, principally representing the interest on the underlying financing. These losses approximated 4% of the cash proceeds from the sale of undivided interests in accounts receivable on an annualized basis. Upon termination, cash flows to the originators would be delayed as collections of sold receivables were used by TXU Receivables Company to repurchase the undivided interests of the financial institutions instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days. TXU Business Services, a subsidiary of TXU Corp., services the purchased receivables and is paid a market based servicing fee by TXU Receivables Company. The subordinated notes receivable from TXU Receivables Company represent Oncor's retained interest in the transferred receivables and are recorded at book value, net of allowances for bad debts, which approximates fair value due to the short-term nature of the subordinated notes, and are included in accounts receivable in the consolidated balance sheet.

4.       SHAREHOLDER'S EQUITY

                                                                               September 30,   December 31,
                                                                                   2002           2001
                                                                                ------------   ------------
      Common stock without par value:
         Authorized shares - 100,000,000
         Outstanding -  68,862,000 and 69,000,000.................                 $2,601         $   32
      Retained earnings...........................................                    232          2,669
      Accumulated other comprehensive income (loss)...............                    (25)             -
                                                                                   ------         ------
           Total shareholder's equity.............................                 $2,808         $2,701
                                                                                   ======         ======

      The amounts presented as of December 31, 2001 reflect the allocated historical net book value of the T&D operations of US Holdings and TXU SESCO that were combined to form Oncor. On January 1, 2002 these operations were contributed to Oncor as required by the 1999 Restructuring Legislation, and historical equity amounts were assigned to common stock. (See Note 1 for further information concerning the business restructuring.)

      On July 31, 2002, Oncor's Articles of Incorporation were amended to split the shares of common stock on a 69,000-for-1 basis. Shares outstanding for all periods presented have been restated to reflect this stock split.

      In April 2002, Oncor repurchased 69,000 shares of its common stock from US Holdings for $50 million. In July 2002, Oncor repurchased another 69,000 shares of its common stock for $50 million. On October 1, 2002, Oncor repurchased 1,250,000 shares of its common stock from US Holdings for $50 million.

5.       REGULATIONS AND RATES

      Regulatory Settlement Plan -- On December 31, 2001, US Holdings filed a settlement plan with the Commission, which was approved by the Commission on June 20, 2002. On August 5, 2002, the Commission issued a financing order, pursuant to the settlement plan, authorizing the issuance of transition (securitization) bonds with a principal amount of $1.3 billion. The Commission's order approving the settlement plan and the financing order were appealed by certain nonsettling parties in five separate dockets in Travis County, Texas District Court in August 2002. The court has consolidated these dockets into one, and a hearing on the merits is scheduled for February 4, 2003. US Holdings is unable to predict when the appeal process related to the Commission's approval of the settlement plan and the financing order will be concluded or the outcome. If the Commission's orders are upheld, the settlement plan resolves all major pending issues related to US Holdings' transition to competition and will supersede certain proceedings that are related to the 1999 Restructuring Legislation. The settlement plan does not remove regulatory oversight of Oncor's business. Oncor does not believe that the outcome will materially affect Oncor's net financial results, as TXU Energy has agreed, under the Business Separation Agreement, to hold Oncor harmless from the results of any disallowance by the Commission of generation-related items, including securitization of regulatory assets, stranded costs and fuel reconciliation. For additional discussion of the settlement plan and related items, see Note 4 to Financial Statements in US Holdings' 2001 Form 10-K.

      The principal and interest on the securitization bonds would be secured by payments from retail customers to provide recovery of generation-related regulatory assets and other qualified costs. These regulatory assets have a carrying value of approximately $1.8 billion. Once the bonds are issued, the full amount of the regulatory assets will be amortized to expense by Oncor over the life of the bonds. Any amount of the $1.8 billion which is in excess of the cash flows from the customer payments to service the bonds will be expensed by Oncor at the time such shortfall, if any, is determined. US Holdings is unable to predict when the appeal of the financing order will be concluded; however, assuming the bonds were issued at the present time and considering current interest rates, the amount of the regulatory asset's carrying value would exceed the cash flows from the bonds by approximately $130 million.

      Open-Access Transmission -- At the federal level, Federal Energy Regulatory Commission (FERC) Order No. 888 requires all FERC-jurisdictional electric public utilities to offer third parties wholesale transmission services under an open-access tariff.

      On January 3, 2002, the Supreme Court of Texas issued a mandate affirming the judgment of the Court of Appeals that held that the pricing provisions of the Commission's open access wholesale transmission rules, which had mandated the use of a particular rate setting methodology, were invalid because they exceeded the statutory authority of the Commission. On January 10, 2002, Reliant Energy Incorporated and the City Public Service Board of San Antonio each filed lawsuits in the Travis County, Texas District Court against the Commission and each of the entities to whom they had made payments for transmission service under the invalidated pricing rules for the period January 1, 1997 through August 31, 1999, seeking declaratory orders that, as a result of the application of the invalid pricing rules, the defendants owe unspecified amounts. US Holdings and TXU SESCO, which are named defendants in both suits, are unable to predict the outcome of this litigation.

6.    CONTINGENCIES

      Legal Proceedings -- On November 21, 2000, the City of Denton, Texas and other Texas cities filed suit in the 134th Judicial District Court of Dallas County, Texas against US Holdings, TXU Gas Company and TXU Corp. The petition alleges claims for breach of contract, negligent representation, fraudulent inducement of contract, breach of duty of good faith and fair dealing and unjust enrichment related to the defendants' alleged exclusion of certain revenues from the cities' franchise fee base. Oncor assumed the obligations of US Holdings in connection with this lawsuit pursuant to the Business Separation Agreement. No specified damages have been alleged. On January 31, 2002, US Holdings, TXU Gas Company and TXU Corp. entered into a Memorandum of Understanding with the plaintiffs to settle this lawsuit, subject to the execution of a definitive settlement agreement. Final versions of the settlement document have been provided to the plaintiff cities for execution. Most of the cities named as plaintiffs in the litigation have accepted the settlement and executed the settlement agreement. If any plaintiff cities decline to execute the settlement, the suit will continue as to those cities. Oncor believes the allegations in this suit are without merit and intends to vigorously defend this suit against any plaintiff cities that do not execute the settlement. Oncor does not believe the ultimate resolution of this suit will have a material effect on Oncor's financial position, results of operations or cash flows.

      General -- Oncor is involved in various other legal and administrative proceedings, the ultimate resolution of which, in the opinion of management, is not expected to have a material effect upon its financial position, results of operations or cash flows.

7.    SUPPLEMENTARY FINANCIAL INFORMATION

      Accounts Receivable -- At September 30, 2002 and December 31, 2001, accounts receivable are stated net of uncollectible accounts of $1 million and $4 million, respectively. Accounts receivable included $121 million and $50 million in unbilled revenues at September 30, 2002 and December 31, 2001, respectively.

      Property, Plant and Equipment --

                                                                                  September 30,   December 31,
                                                                                      2002           2001
                                                                                  ------------   ------------
   Transmission .........................................................           $2,053          $1,979
   Distribution..........................................................            6,297           6,110
   Other.................................................................              435             430
                                                                                    ------          ------
      Total..............................................................            8,785           8,519
   Less accumulated depreciation.........................................            3,033           2,888
                                                                                    ------          ------
      Net of accumulated deprecation.....................................            5,752           5,631
   Construction work in progress.........................................              229             149
   Property held for future use..........................................               22              22
                                                                                    ------          ------
      Net property, plant and equipment..................................           $6,003          $5,802
                                                                                    ======          ======

     Capitalized software costs of $132 million at September 30, 2002 and $131 million at December 31, 2001 were included in property, plant and equipment. Amortization expense of $4 million and $12 million relating to these software costs was recorded for the three and nine months ended September 30, 2002, respectively.

      Goodwill -- At September 30, 2002 and December 31, 2001, goodwill of $25 million, included in investments, is stated net of accumulated amortization of $7 million.

      Regulatory Assets and Liabilities -- Included in regulatory assets -- net are regulatory assets of $2.1 billion and regulatory liabilities of $323 million at September 30, 2002, and regulatory assets of $2.1 billion and regulatory liabilities of $461 million at December 31, 2001. Regulatory assets of $2.0 billion at September 30, 2002 and $1.9 billion at December 31, 2001 were not earning a return. Of the assets not earning a return, $1.8 billion is expected to be recovered over the term of the securitization bonds pursuant to the regulatory settlement plan approved by the Commission. (See Note 5 for further discussion of the settlement plan.) The remaining regulatory assets have an average remaining recovery period of 24 to 43 years.

      Derivatives and Hedges -- In March and April 2002, Oncor entered into a series of forward interest rate swaps with a group of banks to effectively fix the interest rates on the senior secured notes discussed in Note 3. Such contracts were designated as accounting hedges under SFAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities," and the fair values of the contracts were reflected in Other Comprehensive Income. These contracts were settled in May 2002 for $39 million in cash. The related amounts included in Other Comprehensive Income will be reclassified into income over the term of the senior secured notes resulting in fixed effective annual interest rates of 6.65% and 7.26% on the notes due in 2012 and 2032, respectively.

      As of September 30, 2002, it is expected that $1 million of after tax net losses accumulated in other comprehensive income will be reclassified into earnings during the next twelve months.

      Affiliate Transactions -- Reference should be made to Note 5 regarding the regulatory settlement plan and the Business Separation Agreement between TXU Energy and Oncor. In accordance with the Business Separation Agreement, Oncor records interest income receivable from TXU Energy with respect to Oncor's generation-related regulatory assets that are subject to securitization. The interest income reimburses Oncor for the interest expense Oncor incurs on that portion of its debt deemed to be associated with the generation-related regulatory asset. For the three and nine months ended September 30, 2002, this interest income totaled $6 million and $17 million, respectively. In addition, Oncor has a note receivable from TXU Energy related to the excess mitigation credit established in accordance with the settlement plan. Oncor has implemented the $350 million credit, plus interest, as a reduction of its fees charged to REPs, including TXU Energy, for a two-year period. The principal and interest payments on the note receivable from TXU Energy reimburse Oncor for the credit applied to the delivery fees billed to REPs. For the three and nine months ended September 30, 2002, the principal payments received on the note receivable totaled $86 million and $133 million, and the interest income totaled $5 million and $17 million, respectively. Oncor also records revenue from TXU Energy for electricity delivery fees. For the three and nine months ended September 30, 2002, these revenues were $441 million and $1.3 billion, respectively. TXU Business Services Company, a subsidiary of TXU Corp., charges Oncor for financial, accounting, information technology, environmental, procurement and personnel services and other administrative services at cost. For the three and nine months ended September 30, 2002, these costs totaled $37 million and $108 million, respectively, and are included in operation and maintenance expense.

      Supplemental Cash Flow Information -- For the nine month period ended September 30, 2002, there were $91 million in noncash advances to affiliates relating to the transfer, effective January 1, 2002, of certain assets and liabilities associated with US Holdings' retail customers to TXU Energy in connection with the transition to deregulation.

      Other Income and Deductions -- Other income and deductions consist of several immaterial items.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Highlights

                                                                    Three Months Ended        Nine Months Ended
                                                                      September 30,             September 30,
                                                                   -------------------        -----------------
                                                                   2002          2001         2002          2001
                                                                   ----          ----         ----          ----

                                                                   32,574        30,463        82,392       78,056
                                                                   ======        ======        ======       ======
Electric energy volumes delivered (GWh)........................

Electric points of delivery (end of period and in thousands)....                                2,902        2,851

Operating revenues (millions of dollars):
    Distribution................................................     $509          $499        $1,404       $1,318
    Transmission................................................       38            46           114          135
    Other.......................................................       10           105            33          202
                                                                     ----         -----        ------       ------
            Total...............................................     $557          $650        $1,551       $1,655
                                                                     ====          ====        ======       ======

RESULTS OF OPERATIONS

      The prior year financial information for Oncor includes information derived from the historical financial statements of US Holdings. Reasonable allocation methodologies were used to unbundle the financial statements of US Holdings between its power generation and T&D operations. Allocation of revenues reflected consideration of return on invested capital, which continues to be regulated for the T&D operations. US Holdings maintained expense accounts for each of its component operations. Costs of energy and expenses related to operation and maintenance and depreciation and amortization, as well as assets, such as property, plant and equipment, materials and supplies and fuel, were specifically identified by component operation and disaggregated. Various allocation methodologies were used to disaggregate revenues, common expenses, assets and liabilities between US Holdings' power generation and T&D operations. Interest and other financing costs were determined based upon debt allocated. Had the unbundled T&D operations of US Holdings actually existed as a separate entity, their results of operations could have differed materially from those included in the historical financial statements presented herein.

      The following discussion addresses changes in individual line items of the income statement. However, as a regulated entity, Oncor's revenues are designed to recover reasonable and necessary operating costs in addition to an allowed return on its invested capital. As part of the regulatory settlement plan, Oncor has agreed not to seek to increase its distribution rates prior to 2004. Thus, the rates Oncor is allowed to charge may or may not match Oncor's costs and allowed return on invested capital at any given time.

Three Months Ended September 30, 2002 versus Three Months Ended September 30,
2001
------------------------------------------------------------------------------

     Oncor's operating revenues decreased $93 million, or 14%, to $557 million for the third quarter of 2002. The decline was due primarily to the effect of certain revenues, related to load imbalances within the Electric Reliability Council of Texas (ERCOT), that are reported by TXU Energy beginning in 2002. Distribution revenues rose 5% on a 7% increase in electricity volumes delivered, excluding $17 million in unfavorable adjustments in the quarter related to estimates of unbilled revenues. Because the fees to REPs for their large commercial and industrial customers are fixed for specified ranges of volumes, changes in distribution volumes do not necessarily result in comparable changes in reported revenues.

      Operation and maintenance expense decreased $11 million, or 5%, to $193 million for the third quarter of 2002. Lower expense in 2002 primarily reflected decreases totaling $27 million in customer support costs and lower bad debt expense resulting from the changed character of Oncor's customers. Since January 1, 2002, most of the 2.7 million electricity customers of US Holdings whose service was formerly regulated have been free to choose from REPs who compete for their business. These competing REPs, including TXU Energy, are now Oncor's primary customers. Accordingly, the transfer of certain customer-related functions from Oncor to TXU Energy resulted in decreased operations and maintenance expense for Oncor. Partially offsetting this effect were higher costs in 2002 to administer energy efficiency programs to reduce load, as required by regulations, and increased transmission fees paid to other T&D companies, as well as an increase in total net pension and postretirement benefit expense of $3 million, to $6 million in 2002.

      Depreciation and amortization increased $5 million, or 8%, to $65 million for the third quarter of 2002. The increase resulted from property, plant and equipment additions, including infrastructure developments and improvements to prepare for the restructuring of the Texas electricity markets and other capital projects to upgrade system capability and reliability.

      Taxes other than income decreased $42 million, or 30%, to $97 million for the third quarter of 2002. This decrease was primarily attributable to state gross receipts taxes that are now incurred by TXU Energy rather than by Oncor. Local gross receipts taxes continue to be reported in Oncor's results.

      Interest income rose $11 million, or 100%, for the third quarter of 2002, reflecting transactions with TXU Energy in accordance with the Business Separation Agreement. See Note 7 to Financial Statements.

      Interest expense and other charges decreased $3 million, or 4%, to $66 million for the third quarter of 2002. This decrease was due to the retirement of long-term debt with higher interest rates than new debt issued.

      Income tax expense is allocated between operating income, after interest expense and other charges, and other nonoperating items in order to present the operating results of regulated activities. The effective tax rate on regulated activities decreased to 34.6% in 2002 from 36.5% in 2001 due primarily to the effect of nonrecurring regulatory-driven adjustments recorded in 2001 relating to prior years.

      Net income decreased $16 million, or 14%, to $96 million for the third quarter of 2002. The decrease reflected lower revenues, partially offset by lower taxes other than income, lower operation and maintenance expense and higher interest income. Net pension and postretirement benefit expense reduced net income by $4 million in 2002 and $2 million in 2001.

Nine Months Ended September 30, 2002 versus Nine Months Ended September 30,
2001
--------------------------------------------------------------------------------

      Oncor's operating revenues decreased $104 million, or 6%, to $1.6 billion for the first nine months of 2002. The decline was due primarily to the impact of certain revenues reported by TXU Energy in 2002, as described above. Distribution revenues rose 7% on a 6% increase in electricity volumes delivered. Because the fees to REPs for their large commercial and industrial customers are fixed for specified ranges of volumes, changes in distribution volumes do not necessarily result in comparable changes in revenues.

      Operation and maintenance expense decreased $46 million, or 8%, to $560 million for the first nine months of 2002. Lower expense in 2002 primarily reflected decreases totaling $79 million in customer support expenses and lower bad debt expense resulting from the changed character of Oncor's customers as discussed above, partially offset by higher costs in 2002 to administer energy efficiency programs to reduce load, as required by regulators, and increased fees paid to other T&D companies. Also, total net pension and postretirement benefit expense increased $10 million to $19 million in 2002.

      Depreciation and amortization increased $18 million, or 10%, to $196 million for the first nine months of 2002. The increase resulted from property, plant and equipment additions, including infrastructure developments and improvements to prepare for the restructuring of the Texas electricity markets and other capital projects to upgrade system capability and reliability.

      Taxes other than income taxes decreased $104 million, or 27%, to $284 million for the first nine months of 2002. The decrease was primarily attributable to state gross receipts taxes that are now incurred by TXU Energy rather than by Oncor.

      Interest income rose $34 million, or 100%, for the first nine months of 2002, reflecting transactions with TXU Energy in accordance with the Business Separation Agreement. See Note 7 to Financial Statements.

      Interest expense and other charges decreased $19 million, or 9%, to $193 million for the first nine months of 2002. This decrease was due primarily to the retirement of long-term debt with higher interest rates than new debt issued.

      Income tax expense is allocated between operating income, after interest and other charges, and other nonoperating items in order to present the operating results of regulated activities. The effective tax rate on regulated activities decreased to 34.3% in 2002 from 34.7% in 2001.

      Net income increased by $56 million, or 32%, to $232 million for the first nine months of 2002. The improvement reflected lower taxes other than income, lower operation and maintenance expenses and higher interest income, partially offset by lower revenues. Net pension and postretirement benefit expense reduced net income by $12 million in 2002 and $6 million in 2001.

COMPREHENSIVE INCOME

      Oncor has historically used, and may continue to use, derivatives that are highly effective in offsetting future cash flow volatility in interest rates. The fair value of derivatives that are effective as cash flow hedges are recorded as derivative assets or liabilities with an offset in other comprehensive income.

      The amounts included in other comprehensive income reflect the value of the cash flow hedges to be used in the future to offset the impact on related payments of expected changes in interest. The effects of the accounting hedges will be recorded in the statement of income as the related transactions are actually settled.

      Other comprehensive income for the nine months ended September 30, 2002 reflected a loss of $25 million (net of tax effect), which was due to a decrease in the fair value of interest rate hedges because of lower interest rates.

FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES

      Cash Flows -- Cash flows provided by operating activities during the first nine months of 2002 were $62 million compared to $468 million for 2001. The decrease of $406 million reflected higher accounts receivable of $277 million in 2002, largely from TXU Energy, due to the start-up of billing REPs for T&D charges effective January 1, 2002, and a $133 million effect of the excess mitigation credit (see Note 7 to Financial Statements) passed to customers, which is offset in financing activities as the related note receivable from TXU Energy is collected.

      Cash flows provided by financing activities during the first nine months of 2002 were $336 million, compared to $16 million for 2001. In 2002, Oncor issued $103 million in commercial paper, $1.0 billion of fixed rate debentures and $1.2 billion of senior secured notes. Also, in 2002, Oncor retired $580 million of debt, repurchased stock in the aggregate amount of $100 million and made net repayments of $1.2 billion of advances from affiliates, including amounts classified as long-term debt.

      Cash flows used in investing activities, which primarily consisted of capital expenditures, were $432 million and $485 million for the nine months ended September 30, 2002 and 2001, respectively. Investing activities in 2002 also reflected $39 million in cash disbursed to settle interest rate swaps as discussed in Note 7.

      Credit Facilities - TXU Corp., US Holdings, Oncor and TXU Energy had credit facilities (some of which provide for long-term borrowings) available as follows:

                                                                                               Credit Facilities
                                                                                 ----------------------------------------------
                                                                                 At September 30, 2002    At November 5, 2002(a)
                                                                                 ---------------------    ---------------------
                                                          Authorized        Facility  Letters of   Cash     Letters of   Cash
  Facility                              Expiration Date    Borrowers         Limit      Credit   Borrowings   Credit   Borrowings
-------------                           ---------------  -----------        -------   ---------- ---------- ---------- ----------
                                                                                               (Millions of Dollars)
364-Day Revolving Credit Facility.      April 2003        US Holdings,TXU
                                                           Energy, Oncor    $ 1,000     $  81     $    -      $  88     $ 912
Five-Year Revolving Credit
  Facility(b).......................    February 2005     US Holdings         1,400       462          -        461       939
Three-Year Revolving Credit Facility    May 2005          TXU Corp.             500         -        350          -       500
Standby Liquidity Facility........      November 2002     US Holdings           400         -          -          -       400
Standby Liquidity Facility........      November 2002     US Holdings,
                                                           TXU Energy,
                                                           Oncor                400         -          -          -       400
                                                                            -------     -----    -------      -----    ------
      Total (c)...................                                          $ 3,700     $ 543     $  350      $ 549    $3,151
                                                                            =======     =====     ======      =====    ======

(a) On October 15, 2002, US Holdings and TXU Energy borrowed approximately $2.6 billion in cash against their available credit facilities, none of which is an obligation of Oncor. These funds and other available cash will be used, in part, to repay outstanding commercial paper. (See discussion below under Recent Actions by TXU Corp.)
(b) In February 2002, TXU Gas was removed as a borrower under this facility. TXU Corp. was removed as a borrower under this facility effective July 31, 2002.
(c) Supported commercial paper borrowings.

      On October 30, 2002, Oncor entered into a commitment for a secured credit facility of up to $1 billion. The facility is intended to fund interim refinancings of approximately $700 million of maturing secured debt should market conditions not support a timely, cost effective refinancing. The balance will be available for general corporate purposes at Oncor.

      In July 2002, US Holdings entered into the $400 million Standby Liquidity Facility that terminates no later than November 30, 2002. In August 2002, US Holdings, TXU Energy and Oncor entered into the joint $400 million Standby Liquidity Facility that also expires November 30, 2002. Borrowings of $800 million against those facilities are expected to be repaid no later than the expiration date.

      In May 2002, TXU Corp. entered into the $500 million three-year revolving credit facility with a group of banks that terminates May 1, 2005. This facility will be used for working capital and general corporate purposes.

      In April 2002, US Holdings, TXU Energy and Oncor entered into the joint $1.0 billion 364-day revolving credit facility with a group of banks that terminates in April 2003 but can be extended for one year. This facility is used for working capital and general corporate purposes. Up to $1.0 billion of letters of credit may be issued under the facility. This facility and the $500 million three-year revolving credit facility described above replaced the TXU Corp. and US Holdings $1.4 billion 364-day revolving credit facility that expired in April 2002.

      In the second quarter of 2002, each of Oncor and TXU Energy began issuing commercial paper to fund its short-term liquidity requirements. The commercial paper programs allow each of Oncor and TXU Energy to issue up to $1.0 billion and $2.4 billion of commercial paper, respectively. At September 30, 2002, each of the credit facilities listed above provided back-up for outstanding commercial paper under the Oncor and TXU Energy programs. The TXU Corp. commercial paper program was discontinued in July 2002, and at that time, TXU Corp. was removed as a borrower under the $1.4 billion Five-Year Revolving Credit Facility. As of September 30, 2002, total outstanding commercial paper under these programs was $1,082 million of which Oncor's portion was $103 million. Because of liquidity concerns in the US financial markets, commercial paper markets became inaccessible. Existing borrowings under the program are being repaid upon maturity. Commercial paper borrowings are expected to resume as market concerns regarding the liquidity of TXU Corp. and its subsidiaries are mitigated.

      All of the credit facilities discussed above, with the exception of the Oncor commitment dated October 30, 2002, are included in the credit facilities table above.

      Over the next twelve months, Oncor and its subsidiaries will have financing needs to fund ongoing working capital requirements and maturities of debt. Oncor and its subsidiaries have funded or intend to fund these financing needs through cash on hand, cash flows from operations, short-term credit facilities and the issuance of long-term debt or other securities. Other potential sources of funding include bank borrowings and commercial paper issuances.

      Oncor is also provided short-term financing by TXU Corp. and affiliated companies. Oncor had short-term advances from affiliates of $30 million and $108 million outstanding as of September 30, 2002 and December 31, 2001, respectively.

      Issuances and Retirements -- During the nine months ended September 30, 2002, Oncor issued, redeemed, reacquired or made scheduled principal payments on long-term debt as follows:

                                        Issuances   Retirements
                                        ---------   -----------
    First mortgage bonds............     $    -        $ 525
    Senior secured notes............      1,200            -
    Medium term notes...............          -           55
    Fixed rate debentures...........      1,000            -
                                         ------        -----
                                         $2,200        $ 580
                                         ======        =====

      See Note 3 for further detail of debt issuances and retirements.

      As of November 15, 2002 Oncor had notified holders of its $400 million Floating Rate Series C First Mortgage Bonds due June 15, 2003 that it intends to redeem those bonds on December 15, 2002.

      Sale of Receivables -- Certain subsidiaries of TXU Corp. sell customer accounts receivable to TXU Receivables Company, a wholly-owned bankruptcy remote indirect subsidiary of TXU Corp., which sells undivided interests in accounts receivable it purchases to financial institutions. As of January 1, 2002, TXU Energy Retail Company LP, TXU SESCO Energy Services Company, Oncor and TXU Gas Company are qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. As of September 30, 2002, Oncor had sold $67 million face amount of receivables to TXU Receivables Company under the program in exchange for cash of $32 million and $34 million in subordinated notes, with $1 million of losses on sales for the nine months ended September 30, 2002, principally representing the interest on the underlying financing. These losses approximated 4% of the cash proceeds from the sale of undivided interests in accounts receivable on an annualized basis. Upon termination, cash flows to the originators would be delayed as collections of sold receivables were used by TXU Receivables Company to repurchase the undivided interests of the financial institutions instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days. TXU Business Services, a subsidiary of TXU Corp., services the purchased receivables and is paid a market based servicing fee by TXU Receivables Company. The subordinated notes receivable from TXU Receivables Company represent Oncor's retained interest in the transferred receivables and are recorded at book value, net of allowances for bad debts, which approximates fair value due to the short-term nature of the subordinated notes, and are included in accounts receivable in the consolidated balance sheet.

Recent Actions by TXU Corp.

      In October 2002, TXU Corp. made a determination to exit its TXU Europe Limited (TXU Europe) operations. Further, in consideration of concerns in US financial markets about its liquidity, such concerns having already been prevalent in the markets with respect to the performance of the US energy sector, TXU Corp. took the following actions to strengthen its credit position:
o Reduced its common stock dividend by 80 percent to an annual indicated rate of $.50 per share effective with the dividend payable in January 2003
o Significantly reduced planned capital expenditures in all its businesses. These reductions are primarily directed to developmental as opposed to maintenance spending.
o Reversed previous plans to support TXU Europe with up to $700 million in capital contributions
o Eliminated by amendment the cross-default provision in a US financing arrangement that would have been triggered by a TXU Europe default
     (TXU Australia's financing arrangements have no cross-default provisions that would have been triggered by a TXU Europe default.)
o    Drew $2.6 billion in cash on its US revolving credit facilities
o On October 30, 2002, entered into a commitment for a secured credit facility of up to $1 billion at Oncor. The facility is intended to fund interim refinancings of approximately $700 million of maturing secured debt should market conditions not support a timely, cost effective refinancing. The balance will be available for general corporate purposes at Oncor.

Credit Ratings of TXU Corp., US Holdings, Oncor and TXU Energy

      The current credit ratings, which are all investment grade, for TXU Corp., US Holdings, Oncor and TXU Energy are presented below:

                             TXU Corp.         US Holdings           Oncor            TXU Energy
                           --------------     --------------       ----------        -------------
                              (Senior            (Senior           (Secured)           (Senior
                            Unsecured)          Unsecured)                            Unsecured)

     S&P...........            BBB-               BBB-                BBB                BBB
     Moody's.......            Baa3               Baa3                A3                 Baa2
     Fitch.........            BBB                BBB+                A-                 BBB+


     Moody's is currently reviewing its ratings of TXU Corp. and its US subsidiaries. S&P currently maintains a negative outlook for TXU Corp. and its US subsidiaries. Fitch currently maintains a negative outlook for TXU Corp., but maintains a stable outlook for its US subsidiaries.

      A rating reflects only the view of a rating agency and it is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change.

      Financial Covenants, Credit Rating Provisions and Cross Default Provisions -- The terms of certain financing arrangements of Oncor and US Holdings contain financial covenants that require maintenance of specified fixed charge coverage ratios, shareholder's equity to total capitalization ratios and leverage ratios and/or contain minimum net worth covenants. As of September 30, 2002, Oncor and US Holdings were in compliance with all such applicable covenants.

      Certain financing and other arrangements of TXU Corp., US Holdings and Oncor contain provisions that are specifically affected by changes in credit ratings and also include cross default provisions. The material provisions are described below:

      Credit Rating Provisions
      ------------------------

      Under the $600 million Accounts Receivables Sale Program, all originators (currently TXU Gas, TXU Energy Retail Company LP, SESCO Energy Services Company and Oncor), are required to maintain a 'BBB-' (S&P) and a 'Baa3' (Moody's) rating (or supply a parent guarantee with a similar rating). A downgrade below the required ratings for an originator would prevent that originator from selling its accounts receivables under the program. If all originators are downgraded so that there are no eligible originators, the facility would terminate. Upon termination, cash flows to the originators would be delayed as collections of sold receivables were used to repurchase the undivided interests of the financial institutions instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days.

      Certain agreements of US Holdings and Oncor, including some of the credit facilities discussed above, contain terms pursuant to which the interest rates charged under the agreements may be adjusted depending on the credit ratings of TXU Corp. or its subsidiaries.

      Cross Default Provisions
      ------------------------

      Certain financing arrangements of TXU Corp., US Holdings and Oncor contain provisions that would result in an event of default under these arrangements if there is a failure under other financing arrangements to meet payment terms or to observe other covenants that would result in an acceleration of payments due. Such provisions are referred to as "cross default" provisions. Most agreements have a cure period of up to 30 days from the occurrence of the specified event during which the company is allowed to rectify or correct the situation before it becomes an event of default.

      A default by US Holdings or any subsidiary thereof on financing arrangements of $50 million or more would result in a cross-default under the $1.0 billion joint US Holdings/TXU Energy/Oncor 364-Day Revolving Credit Facility, the $1.4 billion US Holdings 5-Year Revolving Credit Facility, the $400 million joint US Holdings/TXU Energy/Oncor Standby Liquidity Facility, the $400 million US Holdings Standby Liquidity Facility, and two letter of credit reimbursement and credit facility agreements ($68.1 million and $54.2 million currently outstanding, respectively). Under the joint US Holdings/TXU Energy/Oncor $1.0 billion 364-Day Revolving Credit Facility and the joint US Holdings/TXU Energy/Oncor $400 million Standby Liquidity Facility, a default by TXU Energy or any subsidiary thereof would cause the maturity of outstanding balances under such facilities to be accelerated as to TXU Energy and US Holdings, but not as to Oncor. Also, under these two credit facilities, a default by Oncor or any subsidiary thereof would cause the maturity of outstanding balances to be accelerated under such facilities as to Oncor and US Holdings, but not as to TXU Energy. Further, under these two credit facilities, a default by US Holdings would cause the maturity of outstanding balances under such facilities to be accelerated as to US Holdings, but not as to Oncor or TXU Energy.

      The accounts receivable program, described above, contains a cross default provision with a threshold of $50 million applicable to each of the originators under the program. TXU Receivables Company and TXU Business Services Company, a subsidiary of TXU Corp. which services the purchased receivables, each have a cross default threshold of $50 thousand. If either an originator, TXU Business Services Company or TXU Receivables Company defaults on indebtedness of the applicable threshold, the facility would terminate.

      US Holdings and Oncor have other arrangements, including interest rate swap agreements and leases, with cross default provisions, the triggering of which would not result in a significant effect on liquidity.

      Regulatory Asset Securitization -- The regulatory settlement plan approved by the Public Utility Commission of Texas (Commission), and subject to appeal, provides Oncor with a financing order authorizing it to issue securitization bonds in the aggregate principal amount of $1.3 billion to monetize and recover generation-related regulatory assets. The settlement plan provides that there will be an initial issuance of securitization bonds in the amount of up to $500 million followed by a second issuance for the remainder after 2003. (See Note 5 to Financial Statements.)

     Retail Clawback -- The legislation passed by the Texas Legislature to restructure the electric utility industry in Texas included a provision to incent affiliated REPs of utilities to actively compete for customers outside their traditional service areas. If TXU Energy retains more than 60% of its residential and small business customers in its traditional service area after the first two years of competition, TXU Energy would pay a retail clawback amount to Oncor over a two-year period, which Oncor will apply as a credit to (reduction of) its delivery rates to REPs, including TXU Energy, serving customers under price-to-beat rates. The amount of the retail clawback will be equal to the number of residential and small business customers retained by TXU Energy in its traditional service area as of January 1, 2004 less the number of new customers added outside that service area as of that date, multiplied by $90. The calculation will be done separately for each of the residential and small business classes. The terms of the retail clawback, as described above, are pursuant to the settlement plan approved by the Commission and subject to appeal. The retail clawback will have no effect on Oncor's earnings or cash flows.

      Capitalization -- As part of its restructuring, US Holdings determined that the initial capitalization of Oncor at January 1, 2002 would consist of approximately 40% shareholder's equity and 60% debt (total short-term and long-term debt and advances from affiliates) to match the capital structure upon which the T&D rates approved by the Commission are based. At September 30, 2002, the capitalization ratio was consistent with this determination.

      In April 2002, Oncor repurchased 69,000 shares of its common stock (adjusted for stock split) from US Holdings for $50 million. In July 2002, Oncor repurchased another 69,000 shares (adjusted for stock split) of its common stock from US Holdings for $50 million. US Holdings used the proceeds from the share repurchases to repay advances from TXU Corp. On October 1, 2002, Oncor repurchased 1,250,000 shares of its common stock from US Holdings for $50 million.

      Minimum Pension Liability -- TXU Corp. believes that if actual investment returns continue at current levels and interest rates remain unchanged through the rest of the year, it will be required to record an increase in minimum pension liability as of December 31, 2002. The minimum pension liability represents the difference between the excess of accumulated benefit obligation over the plans' assets and the liability recorded. A majority of the liability would be recorded as a reduction to shareholder's equity, as a component of accumulated comprehensive income. A preliminary estimate based on information available at this time indicates that the minimum pension liability for the TXU Corp. plan would be approximately $140 million. The recording of the liability will not affect TXU Corp.'s or any of its subsidiaries' financial covenants in any of their credit agreements.

      Further, based on the current assumptions and available information, in 2003 funding requirements related to the pension plans are expected to increase by $10 million and pension expense is expected to increase approximately $30 million over the current year amounts for TXU Corp. Amounts applicable to Oncor have not yet been determined.

CONTINGENCIES

      See Note 6 to Financial Statements for a discussion of contingencies.

REGULATION AND RATES

      See Note 5 to Financial Statements for discussion of regulations and rates.

CHANGES IN ACCOUNTING STANDARDS

      See Note 2 to Financial Statements for discussion of changes in accounting standards.

RISK FACTORS THAT MAY AFFECT FUTURE RESULTS

      The following risk factors are being presented in consideration of industry practice with respect to disclosure of such information in filings under the Securities Exchange Act of 1934, as amended.

      Some important factors, in addition to others specifically addressed in Management's Discussion and Analysis of Financial Condition and Results of Operations, that could have a significant impact on Oncor's operations and financial results, and could cause Oncor's actual results or outcomes to differ materially from those discussed in the forward-looking statements set forth below, include:

     The competitive electric market in Texas is new. Oncor, the Commission, ERCOT and other market participants have only limited operating history under the market framework created by the 1999 Restructuring Legislation. ERCOT's responsibilities include ensuring that information relating to a customer's choice of a REP is conveyed in a timely manner to anyone needing the information. Some operational difficulties were encountered in the pilot program conducted last year and are currently being experienced. Problems in the flow of information between ERCOT, the transmission and distribution utilities and the REPs have resulted in delays in switching customers from one REP to another and have created uncertainty as to the amount of transmission and distribution charges owed by each REP, which has resulted in delays in billing and payment of such amounts. While the flow of information is improving, operational problems in the new system and processes are still being worked out. If these issues are not effectively addressed in a timely manner, Oncor's financial results could be adversely affected.

     As a result of the energy crisis in California during the summer of 2001, the recent volatility of natural gas prices in North America, the bankruptcy filing by Enron, accounting irregularities of public companies, and investigations by governmental authorities into energy trading activities, companies in the regulated and non-regulated utility businesses have been under a generally increased amount of public and regulatory scrutiny. Accounting irregularities at certain companies in the industry have caused regulators and legislators to review current accounting practices and financial disclosures. The capital markets and ratings agencies also have increased their level of scrutiny. Oncor believes that it is complying with all applicable laws, but it is difficult or impossible to predict or control what effect these events may have on Oncor's financial condition or access to the capital markets. Additionally, it is unclear what laws and regulations may develop, and Oncor cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or its operations specifically. Any such new accounting standards could negatively impact reported financial results.

      Oncor is subject to changes in laws or regulations, including the Federal Power Act, as amended, and the Public Utility Holding Company Act of 1935, as amended, changing governmental policies and regulatory actions, including those of the Public Utility Commission of Texas and the Federal Energy Regulatory Commission, with respect to matters including, but not limited to, operation and construction of transmission facilities, acquisition, disposal, depreciation and amortization of regulated assets and facilities and return on invested capital. Given the newness of the competitive market in Texas, existing laws and regulations governing the market structure could be reconsidered, revised or reinterpreted or new laws or regulations could be adopted. Any changes to such laws and regulations could have a detrimental effect on Oncor's business.

      TXU Energy has agreed to hold Oncor harmless, in accordance with the Business Separation Agreement, from the results of any disallowances by the Commission of generation-related items, including securitization of regulatory assets, stranded costs and fuel reconciliation. Further, Oncor has recorded a receivable due from TXU Energy for incremental income taxes Oncor will pay as it collects from customers amounts equivalent to the $1.3 billion principal of the securitization bonds. TXU Energy continues to reimburse Oncor for the excess mitigation credit passed to REP customers by Oncor and for carrying costs on regulatory assets. Oncor's financial results and condition could be adversely affected by any nonperformance of TXU Energy regarding these matters.

      Oncor's rates are regulated by the Commission based on an analysis of Oncor's costs, as reviewed and approved in a regulatory proceeding. As part of the regulatory settlement plan, Oncor has agreed not to seek to increase its distribution rates prior to 2004. Thus, the rates Oncor is allowed to charge may or may not match Oncor's costs and allowed return on invested capital at any given time. While rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital, there can be no assurance that the Commission will judge all of Oncor's costs to have been prudently incurred or that the regulatory process in which rates are determined will always result in rates that will produce full recovery of Oncor's costs and the return on invested capital allowed by the Commission.

      Oncor's revenues from the distribution of electricity are collected from REPs that supply the electricity Oncor distributes to such REPs' customers. Oncor depends on these REPs to timely remit these revenues to Oncor. Oncor could experience delays or defaults in payment from these REPs, adversely affecting Oncor's cash flows and financial condition. Revenues from TXU Energy represent the substantial majority of Oncor's revenues.

     The continuous process of technological development may result in the introduction to retail customers of economically attractive alternatives to purchasing electricity through Oncor's distribution facilities. While not generally competitive now, manufacturers of self-generation facilities continue to develop smaller-scale, more fuel-efficient generating units that can be cost-effective options for certain customers. Any reduction in the amount of electric energy distributed by Oncor as a result of these technologies may have an adverse impact on Oncor's financial results in the future.

     Oncor relies on access to financial markets as a significant source of liquidity for capital requirements not satisfied by operating cash flows. Oncor's access to the financial markets could be adversely impacted by various factors, such as a reduction in its credit ratings or the credit ratings of TXU Corp. or TXU Corp.'s other subsidiaries and changes in credit markets that reduce available credit or the ability to renew existing liquidity facilities on acceptable terms. The inability to raise capital on favorable terms, particularly during times of uncertainty in the financial markets, could impact Oncor's ability to sustain and grow its businesses, which are capital intensive, and would likely increase its capital costs.

      The operation of energy transportation facilities involves many risks, including start up risks, breakdown or failure of equipment and transmission lines, lack of sufficient capital to maintain the facilities, the impact of unusual or adverse weather conditions or other natural events, as well as the risk of performance below expected levels of output or efficiency. This could result in lost revenues and/or increased expenses. Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses.

      Natural disasters, war, terrorist acts and other catastrophic events may impact Oncor's operations in adverse ways, including disruption of power production and energy delivery activities, declines in customer demand, cost increases and instability in the financial markets.

      Oncor is subject to extensive federal, state and local environmental statutes, rules and regulations. There are capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could increase in the future.

      Oncor's ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, Oncor could be subject to additional costs and/or the write off of its investment in the project or improvement.

      Oncor is subject to the effects of new or changes in, income tax rates or policies and increases in taxes related to property, plant and equipment and gross receipts and other taxes. Further, Oncor is subject to audit and reversal of its tax positions by the Internal Revenue Service and state taxing authorities.

      Oncor's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by events outside its control.

      Oncor is subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, collective bargaining agreements with union employees or work stoppage.

     TXU Corp. and US Holdings are not obligated to provide any loans, further equity contributions or other funding to Oncor or any of its subsidiaries. Oncor must compete with all of TXU Corp.'s other subsidiaries for capital and other resources. While, as a member of the TXU corporate group, Oncor operates within policies, including dividend policies, established by TXU Corp. that impact the liquidity of Oncor, rate regulation of Oncor provides economic disincentives to any significant reduction of Oncor's equity capitalization and prohibits cross-subsidization of other TXU Corp. group members by Oncor.

      The issues and associated risks and uncertainties described above are not the only ones Oncor may face. Additional issues may arise or become material as the energy industry evolves. The risks and uncertainties associated with these additional issues could impair Oncor's businesses in the future. Reference is made to the discussion under Liquidity and Capital Resources.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

      Except as disclosed below, information required hereunder is not significantly different from the information set forth in Management's Discussion and Analysis of Financial Condition and Results of Operations included in US Holdings' Current Report on Form 8-K for Oncor filed May 29, 2002, and is therefore not presented herein.

      Interest Rate Risk -- The table below provides information concerning Oncor's financial instruments as of September 30, 2002 that are sensitive to changes in interest rates. Unamortized debt issuance discounts are excluded from the table. The primary change from December 2001 is due to the change in components of long-term debt outstanding, resulting from issuances and retirements as described in Note 3 to Financial Statements. Oncor may enter into interest rate swaps under which it agrees to exchange the difference between fixed-rate and variable-rate interest amounts calculated with reference to specified notional principal amounts at dates that generally coincide with interest payments. Weighted average variable rates are based on rates in effect at the reporting date.



                                            Expected Maturity Date
                           ---------------------------------------------------------    September 30,
                                  (Millions of Dollars, Except Percentages)                 2002
                                                                                        -------------

                                                                            There-            Fair
                           2002     2003    2004    2005    2006    2007    After    Total    Value
                           ----     ----    ----    ----    ----    ----    -----    -----    -----
Long-term debt(including
   current maturities)
   Fixed rate              $   18   $  304  $  221  $   92      --  $  200  $2,851   $3,686   $ 3,868
    Average interest rate   6.55%    6.89%   7.16%   6.75%      --   5.00%   7.09%    6.95%        --
   Variable rate               --   $  400      --      --      --      --      --   $  400   $   400
      Average interest rate    --    2.43%      --      --      --      --      --    2.43%        --


CONTROLS AND PROCEDURES

      An evaluation was performed under the supervision and with the participation of US Holdings' and Oncor's management, including the principal executive officer and principal financial officer, of the effectiveness of the design and operation of the disclosure controls and procedures in effect within 90 days of the filing date of this quarterly report. Based on the evaluation performed, US Holdings' and Oncor's management, including the principal executive officer and principal financial officer, concluded that the disclosure controls and procedures were effective. There were no significant changes in Oncor's internal controls or in other factors that could significantly affect internal controls subsequent to their evaluation.


Item 7.    FINANCIAL STATEMENTS AND EXHIBITS

      (c)     Exhibits


         99(a)    Chief Executive Officer Certification

         99(b)    Chief Financial Officer Certification

         99(c)    Detail of Long-Term Debt as of September 30, 2002

                                    SIGNATURE


       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                              TXU US HOLDINGS COMPANY





                                              By       /s/ Biggs C. Porter
                                            ---------------------------------

                                                          Biggs C. Porter
                                                          Vice President,
                                                  Principal Accounting Officer






Date:  November 21, 2002

                             TXU US HOLDINGS COMPANY

                              CERTIFICATION OF CEO


     I, Erle Nye, Chairman of the Board and Chief Executive of TXU US Holdings Company (the "Company"), certify that:

1. I have reviewed this current report on Form 8-K of the Company related to Oncor Electric Delivery Company's ("Oncor") quarterly information (quarterly report);

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of Oncor as of, and for, the period presented in this quarterly report;

4. The Company's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for Oncor, and we have:

     a. designed such disclosure controls and procedures to ensure that material information relating to Oncor, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

     b. evaluated the effectiveness of Oncor's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

     c. presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The Company's other certifying officers and I have disclosed, based on our most recent evaluation, to Oncor's auditors and the board of directors (or persons performing the equivalent function):

     a. all significant deficiencies in the design or operation of internal controls which could adversely affect Oncor's ability to record, process, summarize and report financial data and have identified for Oncor's auditors any material weaknesses in internal controls; and

     b. any fraud, whether or not material, that involves management or other employees who have a significant role in Oncor's internal controls; and

6. The Company's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.




Date: November 20, 2002           /s/ Erle Nye
                            -----------------------------------------------
                           Signature: Erle Nye
                           Title: Chairman of the Board and Chief Executive

                             TXU US HOLDINGS COMPANY

                              CERTIFICATION OF PFO


     I, Michael J. McNally, Principal Financial Officer of TXU US Holdings Company (the "Company"), certify that:

1. I have reviewed this current report on Form 8-K of the Company related to Oncor Electric Delivery Company's ("Oncor") quarterly information (quarterly report);

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of Oncor as of, and for, the period presented in this quarterly report;

4. The Company's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for Oncor, and we have:

     a. designed such disclosure controls and procedures to ensure that material information relating to Oncor, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

     b. evaluated the effectiveness of Oncor's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

     c. presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The Company's other certifying officers and I have disclosed, based on our most recent evaluation, to Oncor's auditors and the board of directors (or persons performing the equivalent function):

     a. all significant deficiencies in the design or operation of internal controls which could adversely affect Oncor's ability to record, process, summarize and report financial data and have identified for Oncor's auditors any material weaknesses in internal controls; and

     b. any fraud, whether or not material, that involves management or other employees who have a significant role in Oncor's internal controls; and

6. The Company's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.




Date: November 20, 2002                  /s/ Michael J. McNally
                                 ---------------------------------------
                                 Signature: Michael J. McNally
                                 Title: Principal Financial Officer